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                                   HEINZ LOGO
                               WORLD HEADQUARTERS

                                600 Grant Street
                      Pittsburgh, Pennsylvania 15219-2857
Lawrence J. McCabe                                                  EXHIBIT 5
Senior Vice President,
General Counsel and Secretary


                                                 March 16, 1998

H.J. Heinz Company
600 Grant Street
Pittsburgh, Pennsylvania 15219

     Registration Statement on Form S-3

Gentlemen:

     I am Senior Vice President, General Counsel and Secretary of H.J. Heinz Company, a Pennsylvania corporation (the "Company"). This opinion is being furnished to you in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933 as amended (the "Securities Act"), of $750,000,000 aggregate principal amount of debt securities of the Company, (the "Debt Securities") and warrants to purchase Debt Securities (the "Warrants") to be offered from time to time pursuant to the Registration Statement.

     As counsel for the Company, I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion, including the Indenture dated July 15, 1992 between the Company and The First National Bank of Chicago, as Trustee (the "Indenture"), the Amended and Restated Articles of Incorporation and By-Laws of the Company and the records of the proceedings of the shareholders and directors of the Company.

     Upon the basis of the foregoing, I am of the opinion that:

     (a) The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the Commonwealth of Pennsylvania;

     (b) When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, the terms of the Debt Securities and Warrants and of their issue and sale have been duly authorized, with respect to the Debt Securities, in conformity with the Indenture, and, with respect to the Warrants, in conformity with the Warrant Agreement, and the Debt Securities and Warrants shall have been duly executed by the Company and, with respect to the Debt Securities, authenticated and delivered by the Trustee in accordance with the Indenture and the Debt Securities and Warrants shall have been issued and sold as contemplated in the Registration Statement, then the Debt Securities and Warrants will be legally issued and will constitute valid and binding obligations of the Company in accordance with their terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles and shall be entitled to the benefits of the Indenture and Warrant Agreement, as the case may be, respectively.

     I am qualified to practice law in the Commonwealth of Pennsylvania, and I do not purport to be an expert in the laws of any jurisdiction other than the Commonwealth of Pennsylvania and the United States of America.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement.


                                              Very truly yours,



                                              Lawrence J. McCabe

LJM/mll